Exhibit 10.1
AGREEMENT
This Agreement (the “Agreement”) is made as of the date indicated below by and between IASIS Healthcare Corporation, a Delaware corporation (the “Company”) and DAVID R. WHITE (“White”), and shall be effective as of October 31, 2010 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, the Company and White entered into an employment agreement dated May 4, 2004, which was subsequently amended as of December 31, 2008 (as so amended, the “Employment Agreement”); and
WHEREAS, White wishes to resign from the position of Chief Executive Officer of the Company as of October 31, 2010, and White and the Company agree that from November 1, 2010 through January 31, 2011, White shall continue as an employee of the Company to assist in the transition of certain matters to the new Chief Executive Officer of the Company;
WHEREAS, the Company and White further agree that beginning on February 1, 2011, through October 31, 2012, White shall provide consulting services to the Company, as mutually determined from time to time; and
WHEREAS, the Company and White further agree that from November 1, 2010 through October 31, 2011, White shall serve as Chairman of the Board of Directors of the Company (the “Board”);
NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and White agree as follows:
1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings assigned in the Employment Agreement.
2. Effectiveness. This Agreement shall be effective commencing on the Effective Date.
3. Transition.
(a) Termination of Service as Chief Executive Officer. The parties hereby agree that White will resign as Chief Executive Officer of the Company as of October 31, 2010.
(b) Board Service. During the period commencing on November 1, 2010 and ending on October 31, 2011, White shall serve as Chairman of the Board, unless White is otherwise removed or resigns from such position prior to such date. In consideration of such service, the Company shall pay White an annual fee in the amount of $250,000, paid monthly in arrears.

(c) Salary and Consulting Fees. During the period commencing on November 1, 2010 and ending on January 31, 2011, White shall continue as an employee of the Company and assist in the transition of certain matters to the new Chief Executive Officer. In consideration of such transition services, the Company shall pay White the amount of $70,000 in accordance with the Company’s normal payroll practices. During the period commencing on February 1, 2011 and ending on October 31, 2012, White shall provide consulting services to the Company, as mutually determined from time to time. In consideration of such consulting services, the Company shall pay White a monthly fee in the amount of $23,333.33 for the period commencing on February 1, 2011 and ending on October 31, 2011 and $20,833.33 for the period commencing on November 1, 2011 and ending on October 31, 2012, in each case, paid monthly in arrears. White shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment or consulting services, as applicable, upon timely submission by White of receipts and other documentation in accordance with the Company’s normal expense reimbursement policies.
(d) Entire Agreement — Continuing Benefits and Obligations. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including the Employment Agreement, except as specifically provided herein. White represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise. Notwithstanding the foregoing, White acknowledges and agrees that the provisions of Section 14 of the Employment Agreement shall remain in full force and effect. Further, this Agreement does not affect any stock option grant agreements currently in place, except that any options held by White that are vested as of October 31, 2010 shall remain outstanding until the end of their ten-year term.
4. Non-Disparagement. White shall not make any statements, encourage others to make statements or release information that would or is reasonably expected to disparage or defame the Company, any of its Affiliates or shareholders or any of their respective directors or officers. Notwithstanding the foregoing, nothing in this Section 4 shall prohibit White from making truthful statements when required by order of a court or other body having jurisdiction or as required by law. White and the Company shall cooperate in good faith to agree upon any press releases made regarding (i) the transition and/or (ii) the termination of this Agreement and the arrangements described hereunder for any reason.
5. Miscellaneous.
(a) No Assignability. This Agreement is personal to White and without the prior written consent of the Company shall not be assignable by White otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by White’s legal representatives.
(b) Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall be entitled to assign its rights hereunder to any of their respective Subsidiaries.

(c) Payments to Beneficiary. If White dies before receiving amounts to which he is entitled under this Agreement, such amounts that accrued prior to his death shall be paid in a lump sum to the beneficiary designated in writing by White, or if none is so designated, to White’s estate.
(d) Non-alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by White, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.
(e) Severability. If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid. Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.
(f) Amendments. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and White.
(g) Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to White:
To the address currently on file with the Company.
If to the Company:
IASIS Healthcare Corporation
113 Seaboard Lane
Suite A-200
Franklin, TN 37067
Attention: General Counsel
with a copy to:
Robert J. Raymond
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.
(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

(i) Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.
(j) Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.
(k) Tax Withholding. The Company (or its designee) may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.
(l) No Waiver. White’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

IN WITNESS WHEREOF, the Company and White have executed this Agreement effective as of October 31, 2010 and executed on December 20, 2010.

IASIS Healthcare Corporation
By:	/s/ W. Carl Whitmer
	Name:	W. Carl Whitmer
	Title:	President and CEO

/s/ David R. White
David R. White